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EXHIBIT 99.3

INGEN TECHNOLOGIES, INC. ("INGEN" OR THE "COMPANY")
MANAGEMENT CODE OF ETHICS AND BUSINESS CONDUCT


1.0 PURPOSE
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The purpose of this Code of Ethics and Business Conduct (the "Code") is to summarize the principles that are to guide each of our company's business transactions. Ingen views this as the personal responsibility of every officer and director within the Company. A Code of conduct for employees will be established if the company hires non-management employees.

Please note: this Code was adapted and modified for use by Ingen from a Code of Ethics and Business Conduct posted on the worldwide web (without copyright protection and presumably to be used as a guide by others).


2.0 SCOPE
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The Code shall apply to all Ingen officers and directors.


3.0 APPLICATION
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This application and enforcement of this Code is the responsibility of the officers of Ingen, who may consult with our legal counsel as needed.


4.0 ADDITIONAL REFERENCES REGARDING EMPLOYEE CONDUCT
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Other policies such as an employee handbook will be implemented as needed by the
Ingen Board of Directors.


5.0 POLICY
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INTRODUCTION

Our company will continue to strive to operate in an ethical and legal manner (as further reflected in this Policy)

5.1 POLICY

         5.1.1 GENERAL
         Ingen will conduct our business in accordance with all applicable federal, state and local laws and regulations, and the laws of foreign countries where we transact business. Legal compliance is only a part of our ethical responsibility, however, and should be viewed as the minimum acceptable standard of conduct.

         Ingen strives to act with the utmost integrity, not just in our most important corporate decisions, but in actions taken every day. Ethical conduct is a high ideal, but often just means exercising common sense and sound judgment. Acting ethically will help us become a better company, a better partner with our customers, and a better corporate citizen.



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         5.1.2 HONEST DEALING
         All members of management are expected to be honest and forthright in their interactions with one another and in dealings with customers, suppliers, business partners and shareholders. Ingen will not condone dishonesty or deceitful actions in any form. This includes, but is not limited to, making misrepresentations to customers, changing customer documents, making false or misleading entries on the Company's books or ledgers, inflating expense reports, or falsely recording hours worked on time cards. In particular, the importance of accuracy in record-keeping and reporting and the Company's expectations relating thereto are discussed more fully in Section 5.1.9 below.


         5.1.3 GRATUITIES
         Building strong relationships with customers is essential to Ingen' business. Socializing with customers and suppliers is an integral part of building those relationships. Common sense and good judgment should always be exercised in providing or accepting business meals and entertainment or nominal gifts, however.

         While individual circumstances differ, the overriding principle concerning gratuities is not to give or accept anything of value that could be perceived as creating an obligation on the part of the recipient (whether an Ingen manager or a customer) to act other than in the best interests of his or her employer or otherwise to taint the objectivity of the individual's involvement. It is the responsibility of each employee to ensure that providing or accepting a gratuity is appropriate under the circumstances. When in doubt, err on the side of prudence.


         5.1.4 HANDLING COMPANY AND CUSTOMER ASSETS
         Company property and customers' property with which Ingen has been entrusted must be used and maintained properly with care taken to guard against waste and abuse. Appropriate use of Company and customer property, facilities, and equipment is every employee's responsibility. Of course, stealing or misappropriating Company or customer property will not be tolerated. Likewise, the removal or borrowing of Company or customer property without permission is prohibited.


         5.1.6 CONFLICTS OF INTEREST
         Although management is generally free to engage in personal financial and business transactions, this freedom is not without constraints. Every member of management must avoid situations where loyalties may be divided between Ingen' interests and the member's own interests. Management also should seek to avoid even the appearance of a conflict of interest. If a member of management is considering engaging in a transaction or activity that may present a conflict of interest or the appearance of a conflict of interest the employee should disclose the matter and obtain appropriate approvals before engaging in such transaction or activity.

         For management personnel, examples of potential conflicts of interest include accepting concurrent employment with, or acting as a consultant or contractor to, any Ingen competitor, customer or supplier; serving on the board of directors or technical advisory board of another entity; or holding a significant financial interest in any Ingen competitor, customer or supplier.

         It is recognized that directors of Ingen entities who are not employees may engage in outside activities with, or have duties to, other entities, as employees, directors, consultants or otherwise. Such activities and duties generally do not in and of themselves constitute a conflict of interest, and in fact are valuable to Ingen because of the experience and perspective that outside directors offer to Ingen as a result of these activities. Directors are expected to exercise sound judgment with respect to the relationship between their outside activities and their responsibilities to Ingen, and at all times to act in a manner consistent with their duties of care and loyalty, as well as other applicable legal standards governing the responsibilities of directors. Directors should err on the side of caution in disclosing to the Board relationships that may constitute, or may appear to constitute, an actual or potential conflict of interest, and may be required to abstain from involvement as a Board member or as an employee, director, consultant, or other affiliation with another entity, in a particular matter. Outside directors also should fully disclose their relationship with Ingen to other entities with whom they have a relationship.


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         5.1.7 SAFEGUARDING CONFIDENTIAL INFORMATION
         Each member of management is to protect Ingen' proprietary information, which includes such things as business, financial, research and development, and personnel information.

         Confidential information also includes any proprietary information shared with Ingen by our customers and business partners, or information that has been acquired by an employee during the course of working for a former employer. Ingen management members have an equal obligation to protect against the unauthorized disclosure or misuse of such third party confidential information.

         5.1.8 INSIDER TRADING
         Ingen believes in an open culture in which information is widely shared. As a result, Ingen members of management may have access to non-public information about Ingen which, if known to the public, might affect investors' decisions to buy, sell or hold securities issued by the Company.

         Under the Company's insider trading policy, trading while in possession of such material non-public information i.e., insider trading, is prohibited. Insider trading is also prohibited by the federal securities laws. Engaging in insider trading is grounds for discipline up to and including termination, and may subject both the individual and Ingen to civil and criminal penalties.

         5.1.9 PUBLIC REPORTING REQUIREMENTS
         Accounting and other business records are relied upon in the preparation of reports Ingen files with certain government agencies, such as the Securities and Exchange Commission (SEC). These reports must contain full, timely and understandable information and accurately reflect our financial condition and results of operations.


         Members of management who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports must strive to ensure that our financial disclosures are accurate and verifiable, thus to enable shareholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. The integrity of our public disclosures depend on the accuracy and completeness of our records. To that end:

              O All business transactions must be supported by appropriate documentation and reflected accurately in our books and records;

              O No entry be made that intentionally mischaracterizes the nature or proper accounting of a transaction;

              O No Ingen member of management may take or authorize any action that would cause our financial records or disclosures to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;

              O All members of management must cooperate fully with our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete; and

              O No member of management should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any report filed with the SEC or other government agency, or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

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         Any member of management who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to the company's CEO, the Company's Chief Financial Officer and/or to the Company's Audit or Legal personnel.


5.2 ADMINISTRATION OF POLICY

         5.2.1 IMPLEMENTATION
         A copy of this Code will be attached to the Board Resolution approving it and shall be reviewed by all directors and the company's Secretary prior to enacting the resolution. This policy shall be transmitted to all Board candidates prior to the election date and all such candidates shall read this Policy before the election occurs.


         5.2.2 COMPLIANCE AND VIOLATIONS
         All Ingen management are expected to comply fully with this Code. Those who violate this Code will be subject to disciplinary action, up to and including immediate termination of the relationship.


         5.2.3 PROCEDURE FOR REPORTING UNETHICAL CONDUCT & ENFORCEMENT
         Ingen observes an open-door policy. If a member of management becomes aware of or suspects that unethical or illegal conduct has occurred or is about to occur, the member of management should notify the company's CEO or CFO.

         Reports of unethical or illegal conduct shall be promptly and thoroughly investigated by a "disinterested" member of management or other person appointed to check into the matter.

         All information regarding suspected ethical violations or unlawful activity will be received on a confidential basis. While complete confidentiality cannot be guaranteed, confidentiality will be maintained to the extent possible in conducting internal investigations and, where action is warranted, in carrying out disciplinary measures.

         Members of management who report unethical conduct in good faith are assured they may do so without fear of retribution. Ingen will not tolerate adverse actions being taken against an member of management for the good faith reporting of violations of law or Company policies, or for participating in internal investigations.

         5.2.4 WAIVERS AND DISCLOSURES
         This Code shall be made available to the public on Ingen' website at www.ingentechnologies.com and through all applicable disclosures required by the Securities and Exchange Commission (SEC) or other applicable law.

         Waiver of any provision of this Code for directors or officers of Ingen must be approved in writing by the Board of Directors of Ingen, Inc. and promptly disclosed as required by applicable law, rules or regulations.

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